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                                                                    Exhibit 99.3

Ratio of Earnings to Fixed Charges
(Unaudited)


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

                                                                 Twelve Months Ended December 31,
                                                 ------------------------------------------------------------
(in thousands of dollars)                         2002         2001         2000         1999         1998
-------------------------------------------------------------------------------------------------------------
Earnings:

      Income before taxes                      $  589,225   $  173,282   $  459,895   $  614,771   $  440,122
-------------------------------------------------------------------------------------------------------------
      Add: Fixed charges, excluding
           interest on deposits                   169,788      299,872      398,214      356,563      316,075
-------------------------------------------------------------------------------------------------------------
      Earnings available for fixed charges,
          excluding interest on deposits          759,013      473,154      858,109      971,334      756,197
      Add: Interest on deposits                   389,895      657,892      782,076      639,605      672,433
-------------------------------------------------------------------------------------------------------------
      Earnings available for fixed charges,
          including interest on deposits       $1,148,908   $1,131,046   $1,640,185   $1,610,939   $1,428,630
=============================================================================================================


Fixed Charges:
      Interest expense, excluding
          interest on deposits                    157,888      285,445      383,997      344,635      305,838
      Interest factor in net rental expense        11,900       14,427       14,217       11,928       10,237
-------------------------------------------------------------------------------------------------------------
      Total fixed charges, excluding
          interest on deposits                    169,788      299,872      398,214      356,563      316,075
      Add: Interest on deposits                   389,895      657,892      782,076      639,605      672,433
-------------------------------------------------------------------------------------------------------------
      Total fixed charges, including
          interest on deposits                 $  559,683   $  957,764   $1,180,290   $  996,168   $  988,508
=============================================================================================================


Ratio of Earnings to Fixed Charges
      Excluding interest on deposits               4.47 x       1.58 x       2.15 x       2.72 x       2.39 x
      Including interest on deposits               2.05 x       1.18 x       1.39 x       1.62 x       1.45 x

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